Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated November 13, 2025)	Registration Statement No. 333-290562

Northann Corp.

This prospectus supplement updates, amends and supplements the prospectus dated November 13, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-290562). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2025, which are set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is traded on NYSE American under the symbol “NCL.” On November 17, 2025, the last reported sale price of our common stock was $0.4165 per share.

Investing in shares of our Ordinary Shares involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 18, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

For the quarterly period ended September 30, 2025

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

For the transition period from to

Commission File No. 001-41816

NORTHANN CORP.
(Exact name of registrant as specified in its charter)

Nevada	88-1513509
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2251 Catawba River Rd Fort Lawn, SC	29714
(Address of Principal Executive Offices)	(Zip Code)

(916) 573 3803
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NCL	NYSE American LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

On November 12, 2025, the registrant had 22,724,784 shares of common stock and 1,250,000 shares of Series A Preferred Stock outstanding, post October 7, 2025, 1-for-8 reverse stock split.

Northann Corp.

Quarterly Report on Form 10-Q

i

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

NORTHANN CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In U.S. dollars)

	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$40,883	$245,164
Accounts receivable, net	2,456,698	3,106,561
Inventory	3,478,390	1,995,611
Prepaid expense	526,201	490,948
Other receivables and other current assets	49,925	74,984
Tax recoverable	22,631	-
Total Current Assets	6,574,728	5,913,268

Property, plant and equipment, net	3,596,214	3,894,434
Construction in progress	2,230,705	1,258,701
Intangible assets, net	983,920	977,986
Operating lease right-of-use assets, net	1,559,121	1,822,266
Security deposits	9,030	9,030

TOTAL ASSETS	$14,953,718	$13,875,685

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts and other payables and accruals	$5,062,684	$2,600,469
Unearned revenue	1,594,981	-
Operating lease liabilities, current	375,573	355,754
Loan payable, current	1,279,857	4,699,081
Tax payable	-	601,317
Due to related party	689,172	1,416,432
Total Current Liabilities	9,002,267	9,673,053

Operating lease liabilities, non-current	1,183,547	1,466,512
Loan payable, non-current	2,923,281	136,947

TOTAL LIABILITIES	13,109,095	11,276,512

Commitments and contingencies	-	-

Stockholders' Equity
Preferred stock – Series A: $0.001 par value, 20,000,000 shares authorized, 10,000,000 shares issued and outstanding as of September 30, 2025 and December 31, 2024	5,000	5,000
Preferred stock – Undesignated: 80,000,000 authorized, $0.001 par value, No shares issued and outstanding	-	-
Common stock: $0.001 par value, 400,000,000 shares authorized, 179,797,995 shares issued and outstanding as of September 30, 2025 and 55,464,000 shares issued and outstanding as of December 31, 2024	179,798	55,464
Subscription receivable	(16,395,050)	(1,375,000)
Additional paid-in Capital	41,267,415	15,487,165
Accrued compensation expense	(2,110,500)	(2,927,250)
Accumulated deficit	(23,385,418)	(9,693,818)
Accumulated other comprehensive income	2,283,378	1,047,612
Total stockholders’ deficit	1,844,623	2,599,173
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,953,718	$13,875,685

The accompanying notes are an integral part of these consolidated financial statements.

F-1

NORTHANN CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In U.S. dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenue	$3,545,412	$2,557,585	$8,689,360	$11,042,009
Cost of revenue	4,986,401	929,002	10,653,499	6,968,809
Gross Profit	(1,440,989)	1,628,583	(1,964,139)	4,073,200

Operating Expenses
Selling	6,362,313	159,368	7,901,900	564,805
General and administrative	662,331	575,678	2,649,905	2,521,940
Research and development	289,545	340,072	1,007,783	1,272,257
Total Operating Expenses	7,314,189	1,075,118	11,559,588	4,359,002

INCOME (LOSS) FROM OPERATIONS	(8,755,178)	553,465	(13,523,727)	(285,802)

Other Income (Expense)
Interest income	4	-	15	-
Interest expense	(45,988)	(53,476)	(169,722)	(399,120)
Other income	1,849	-	1,849	250,248
Other expense	-	(3,426)	(15)	(3,426)
Total other income (expense)	(44,135)	(56,902)	(167,873)	(152,298)

INCOME (LOSS) BEFORE TAXES	(8,799,313)	496,563	(13,691,600)	(438,100)

Income tax expense	-	2	-	(2,797)

NET INCOME (LOSS)	$(8,799,313)	$496,565	$(13,691,600)	$(440,897)

Other comprehensive income
Foreign currency translation adjustment	(80,186)	(97,305)	1,235,766	64,946

Total comprehensive income (loss)	$(8,879,499)	$399,260	$(12,455,834)	$(375,951)

Basic and dilutive earnings per share*	$(0.07)	$0.02	$(0.15)	$(0.02)

Weighted average number of common shares outstanding - basic*	122,826,901	24,275,972	91,645,170	22,861,075
Weighted average number of common shares outstanding - diluted*	122,826,901	24,275,972	91,645,170	22,861,075

The accompanying notes are an integral part of these consolidated financial statements.

F-2

NORTHANN CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

(In U.S. dollars)

								Accumulated
	Preferred Stock		Common Stock			Additional		Other	Total
	Number of		Number of		Subscription	Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Par Value	Shares	Par Value	Receivable	Capital	Deficit	Income (Loss)	Deficit

Balance - December 31, 2023	5,000,000	$5,000	21,380,000	$21,380	$(25,000)	6,671,016	$(5,313,943)	$(775,841)	$582,612
Issuance of common stock			2,860,000	2,860		1,158,736			1,161,596
Net income	-	-	-	-	-	-	(937,462)	-	(937,462)
Foreign currency translation adjustment	-	-	-	-	-	-		162,251	62,251
Balance - June 30, 2024	5,000,000	$5,000	24,240,000	$24,240	$(25,000)	7,829,752	$(6,251,405)	$(613,590)	$968,997
Issuance of common stock	-	-	125,903	126	-	20,774	-	-	20,900
Net loss	-	-	-	-	-	-	496,565	-	496,565
Accumulated other comprehensive income	-	-	-	-	-	-	-	(97,305)	(97,305)
Balance - September 30, 2024	5,000,000	$5,000	24,365,903	$24,366	$(25,000)	7,850,526	$(5,754,840)	$(710,895)	$1,389,157

								Accumulated
	Preferred Stock		Common Stock			Additional		Other	Total
	Number of		Number of		Subscription	Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Par Value	Shares	Par Value	Receivable	Capital	Deficit	Income (Loss)	Deficit

Balance - December 31, 2024	5,000,000	$5,000	55,464,000	$55,464	$(1,375,000)	12,559,915	(9,693,818)	$1,047,612	$2,599,173
Net loss	-	-	-	-	-	-	(4,892,287)	-	(4,892,287)
Issuance of common stock		-	40,000,000	40,000	(3,592,850)	8,093,000	-	-	4,540,150
Accrued compensation expense	-	-	-	-	-	816,750	-	-	816,750
Foreign currency translation adjustment	-	-	-	-	-	-	-	1,315,952	1,315,952
Balance - June 30, 2025	5,000,000	$5,000	95,464,400	$95,464	$(4,967,850)	21,469,665	$(14,586,105)	$2,363,564	$4,379,738
Net loss	-	-	-	-	-	-	(8,799,313)	-	(8,799,313)
Issuance of common stock	-	-	80,000,000	80,000	(11,427,200)	11,347,200	-	-	-
Issuance of common stock for services	-	-	4,333,595	4,334	-	6,340,050	-	-	6,344,384
Accumulated other comprehensive income	-	-	-	-	-			(80,186)	(80,186)
Balance - September 30, 2025	5,000,000	$5,000	179,797,995	$179,798	$(16,395,050)	39,156,915	$(23,385,418)	$2,283,378	$1,844,623

The accompanying notes are an integral part of these consolidated financial statements.

F-3

NORTHANN CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

(In U.S. dollars)

	Nine Months Ended
	September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,691,600)	$(440,897)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	497,765	504,943
Share-based Compensation	7,161,133	1,182,496
Income from settlement of convertible notes	-	(250,000)
Lease expense	327,142	59,617
Tax payable write-off	(539,505)	-
Changes in operating assets and liabilities:
Accounts receivable	532,635	674,820
Inventory	(1,442,530)	(1,162,252)
Other receivable	26,580	54,408
Prepayments	309,187	185,792
Accounts payable	21,534	(209,448)
Accruals and other payables	2,095,805	21,485
Unearned revenue	1,716,794	(186,225)
Accrued interest	(4,510)	4,066
Operating lease payment	(327,142)	(59,617)
Tax payable	(84,804)	(33,786)
Due to related party	(444,008)	-
Net Cash Provided by (Used in) Operating Activities	(3,845,524)	345,402

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(91,609)	-
Payments for construction	(926,962)	(348,795)
Net Cash (Used in) Investing Activities	(1,018,571)	(348,795)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common shares	19,560,200	-
Stock Subscription Receivable	(15,020,050)	-
Amounts received from related parties	-	430,729
Proceeds from loan payable, non-current	2,765,888	-
Proceeds from bank borrowings	-	756,343
Repayments of loan payable, current	(3,528,279)	(1,163,768)
Repayment of secured borrowing arrangement	-	(599,664)
Settlement of convertible notes	-	(500,000)
Net Cash Provided by (Used in) Financing Activities	3,777,759	(1,076,360)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	882,055	62,280

Net change in cash and cash equivalents	(204,281)	(1,017,473)
Cash and cash equivalents, beginning of period	245,164	1,105,214
Cash and cash equivalents, end of period	$40,883	$87,741

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$145,325
Cash paid for interest	$174,233	$40,373

The accompanying notes are an integral part of these consolidated financial statements.

F-4

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(In U.S. dollars)

1.	ORGANIZATION AND BUSINESS

The Company commenced operations in August 2013 with the establishment of Northann Building Solutions LLC. (“NBS”) in Delaware. In December 2013, Northann (Changzhou) Construction Products Ltd (“NCP”) was established in China. All of its products were manufactured through NCP.

In March 2014, Benchwich Construction Products Ltd (“Benchwick”) was established in Hong Kong. All wholesales to distributors are conducted through Benchwick.

In April 2014, Changzhou Macro Merit International Trading Co., Ltd. (“MARCO”) was established in China. All the import/export of our products are conducted through MARCO.

In February 2016, Northann Distribution Center Inc. (“NDC”) was established in California. NDC is a distribution center in the United States and maintains a small inventory for retail sales.

In September 2017, Changzhou Ringold International Trading Co., Ltd. (“Ringold”) was established in China. All of the raw material are procured from third parties through Ringold.

In September 2018, Crazy Industry (Changzhou) Industry Technology Co., Ltd. (“Crazy Industry”) was established in China. Crazy Industry is the research and development hub.

In June 2020, Dotfloor Inc. (“Dotfloor”) was established in California. Dotfloor operates dotfloor.com, the online store that offers our vinyl flooring products to retail customers in the United States.

In March 2022, Northann Corp. (“Northann”), the current ultimate holding company, was incorporated in Nevada as part of the restructuring transactions in contemplation of our initial public offering. In connection with its incorporation, in April 2022, we completed a share swap transaction and issued common stock and Series A Preferred Stock of Northann to the then existing shareholders of NBS, based on their then respective equity interests held in NBS. NBS then became our wholly owned subsidiary.  In accordance to ASC 805-50-30-5 and ASC 805-50-45-1 through 45-5, the series of restructuring transactions have been accounted for as transactions between entities under common control; accordingly, the Company’s historical capital structure has been retroactively restated to the first period presented.

On October 23, 2023, the Company consummated the initial public offering (the “IPO”) of 1,200,000 shares of common stock, par value $0.001 per share at an offering price of $5.00 per share. On October 25, 2023, the underwriters of the IPO fully exercised the over-allotment option granted by the Company and purchased additional 180,000 shares of Common Stock at $5.00 per share. The closing of the Over-Allotment Option took place on October 26, 2023.

In October and November 2024, the Company acquired Cedar Modern Limited and Raleigh Industries Limited, respectively.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of September 30, 2025, the Company had a working capital deficit of $2,427,539 and net cash used in operating activities of $3,845,524 for the nine months ended September 30, 2025. The Company may not have adequate liquidity to remain solvent and settle its obligations when payment become due; these factors gave rise to substantial doubt that the Company would continue as a going concern. Management is closely monitoring its financial position, especially its working capital and cash position, as well as its gross profit margins where its positive results of operations will allow the Company to continue as going concern. The company’s foremost plan is to boost revenue and improve profitability. These financial statements do not include any adjustments that might result from the outcome of this uncertainly.

F-5

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and include the assets, liabilities, revenues, expenses and cash flows of all subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Use of Estimates

The preparation of these consolidation financial statements requires management of the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Identified below are the accounting policies that reflect the Company’s most significant estimates and judgments, and those that the Company believes are the most critical to fully understanding and evaluating its consolidated financial statements.

Basis of Consolidation

The consolidated financial statements include the financial statements of the Company.

Revenue Recognition

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) the Company satisfies the performance obligation.

Revenue for sales of products which are primarily comprised of hardwood floors and three-dimensional printed flooring are recognized at the time of delivery of the products set forth in contracts with customers. At the time of delivery, physical and legal control of the asset is passed from the Company to its customer, at which time the Company believes it has satisfied the single performance obligation to complete a sales transaction in order to recognize revenue. The Company’s contracts do not allow for returns, refunds, or warranties; however, it is customary in the industry to manufacturers to ship a small portion of extra product to allow for product quality issues. Also, as matter of good business practice, under very specific situations, the Company has historically agreed to provide minor discounts to customers who made complaints on products purchased. The Company has recorded these costs as period expenses when incurred as the Company is not able to reliably estimate such future expenses.

Revenues are recognized when control of the promised goods or services is transferred to our customers, which may occur at a point in time or over time depending on the terms and conditions of the agreement, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

F-6

Practical expedients and exemption

The Company has not incurred any costs to obtain contracts and does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

The Company typically enters into agreements with its customers where it’s set forth the product to be sold, the price, payment terms, and any antecedent terms such as shipping and delivery specifications; these terms and conditions are most typically specified in purchase order issued by its customers to the Company. The Company typically recognizes revenue at point in time, which is when physical possession and legal title are transferred to the customer, this may be a shipping port or a specified destination; at this point the Company reasonably expect to paid for the product, or in the event where it was paid advance, the Company’s performance obligations have been satisfied and those funds are considered earned by the Company. If the Company sells products on account to customers, they are typically paid within 90 days. Any funds received in advance for the products yet to be transferred to its customer are contract liabilities that are recorded as unearned revenue on the Company’s consolidated balance sheets. $1,594,981 and $nil were recognized as unearned revenue as of September 30, 2025 and December 31, 2024.

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted by the U.S. government which included a wide range of tax reform affecting businesses including the corporate tax rates, international tax provisions, tax credits and deduction with majority of the tax provision effective after December 31, 2017. Certain activities conducted in foreign jurisdictions may result in the imposition of U.S. corporate income taxes on the Company when its subsidiaries, controlled foreign corporations (“CFCs”), generate income that is subject to Subpart F or GILTI under the U.S. Internal Revenue Code beginning after December 31, 2017.

 The Company accounts for an unrecognized tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the tax authorities. The Company considers and estimates interest and penalties related to the gross unrecognized tax benefits and includes as part of its income tax provision based on the applicable income tax regulations.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in the provision for income taxes line of the consolidated statements of operations for the nine months ended September 30, 2025. The Company had no uncertain tax position for the nine months ended September 30, 2025 and 2024.

F-7

Foreign Currency and Foreign Currency Translation

The functional currency of the Company is the Chinese Yuan (“RMB”), as their functional currencies. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are re-measured at the applicable rates of exchange in effect at that date. Gains and losses resulting from foreign currency re-measurement are included in the statements of comprehensive loss.

The consolidated financial statements are presented in U.S. dollars. Assets and liabilities are translated into U.S. dollars at the current exchange rate in effect at the balance sheet date, and revenues and expenses are translated at the average of the exchange rates in effect during the reporting period. Stockholders’ equity accounts are translated using the historical exchange rates at the date the entry to stockholders’ equity was recorded, except for the change in retained earnings during the period, which is translated using the historical exchange rates used to translate each period’s income statement. Differences resulting from translating functional currencies to the reporting currency are recorded in accumulated other comprehensive income in the consolidated balance sheets.

Translation of amounts from RMB and HKD into U.S. dollars has been made at the following exchange rates:

Balance sheet items, except for equity accounts
September 30, 2025	RMB7.1190 to $1	HKD7.8 to $1
December 31, 2024	RMB7.0950 to $1	HKD7.8259 to $1

Income statement and cash flows items
For the nine months ended September 30, 2025	RMB7.2201 to $1	HKD7.8 to $1
For the nine months ended September 30, 2024	RMB7.1107 to $1	HKD7.8088 to $1

Cash consist of cash on hand and at banks and highly liquid investments, which are unrestricted from withdrawal or use, and which have original maturities of three months or less when purchased.

Accounts Receivable, Net

Accounts receivable is stated at the historical carrying amount net of allowance for doubtful accounts. The Company determines the allowance for doubtful accounts on an individual basis taking into consideration various factors including but not limited to historical collection experience and creditworthiness of the debtors as well as the age of the individual receivables balance.

Additionally, the Company would make specific bad debt provisions based on any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Company to use judgment in assessing its collectability.

There was no allowance for doubtful accounts recorded as of September 30, 2025 and December 31, 2024.

Long-Lived Assets

Long-lived assets consist primarily of equipment and intangible assets.

F-8

Equipment

Equipment is recorded at cost less accumulated depreciation and accumulated impairment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Estimated useful lives (years)
Office and computer equipment	3-5
Manufacturing equipment	10-20
Automobile	5

Expenditure for maintenance and repairs is expensed as incurred.

The gain or loss on the disposal of equipment is the difference between the net sales proceeds and the lower of the carrying value or fair value less cost to sell the relevant assets and is recognized in general and administrative expenses in the consolidated statements of comprehensive loss.

Land Use Rights, Net

Land use rights are a form of intangible assets in the PRC. They are recorded at cost less accumulated amortization with no residual value. Amortization of land use rights are computed using the straight-line method over their estimated useful lives.

The estimated useful lives of the Company’s land use rights are as listed below:

Estimated useful lives (years)
Land use right	50

Impairment of Long-lived Assets

In accordance with ASC 360-10-35, the Company reviews the carrying values of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Based on the existence of one or more indicators of impairment, the Company measures any impairment of long-lived assets using the projected discounted cash flow method at the asset group level. The estimation of future cash flows requires significant management judgment based on the Company’s historical results and anticipated results and is subject to many factors. The discount rate that is commensurate with the risk inherent in the Company’s business model is determined by its management. An impairment loss would be recorded if the Company determined that the carrying value of long-lived assets may not be recoverable. The impairment to be recognized is measured by the amount by which the carrying values of the assets exceed the fair value of the assets. No impairment has been recorded by the Company for the nine months ended September 30, 2025 and 2024.

Net earnings per share of common stock

The Company has adopted ASC Topic 260, “Earnings per Share,” (“EPS”) which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying consolidation financial statements, basic earnings (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

	September 30,
	2025		2024
	(Unaudited)
Net (loss)	$(13,691,600)		$(440,897)

Weighted average number of shares of common stock outstanding - basic	91,645,170	*	22,861,075	*

Weighted average number of shares of common stock outstanding - diluted	91,645,170	*	22,861,075	*

Basic and diluted (loss) earnings per share	$(0.15	)*	$(0.02	)*

* Retrospectively restated for the effect of 1-for-2 reverse stock split. (Note 16)

F-9

Segments

The Company evaluates a reporting unit by first identifying its operating segments, and then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meets the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has only one major reportable segment in the periods presented. The Company’s chief operation decision maker is the Company’s Chief Executive Officer.

Shipping and Handling Costs

Outbound shipping and handling costs are expenses as incurred and charged to the selling expense. Inbound shipping and freight are charged for raw material and components are accounted for as cost of revenues.

Fair Value of Financial Instruments

U.S. GAAP establishes a three-tier hierarchy to prioritize the inputs used in the valuation methodologies in measuring the fair value of financial instruments. This hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three-tier fair value hierarchy is:

Level 1 – observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – include other inputs that are directly or indirectly observable in the market place.

Level 3 – unobservable inputs which are supported by little or no market activity.

The carrying value of the Company’s financial instruments, including cash, accounts and other receivables, other current assets, accounts and other payables, and other short-term liabilities approximate their fair value due to their short maturities.

In accordance with ASC 825, for investments in financial instruments with a variable interest rate indexed to performance of underlying assets, the Company elected the fair value method at the date of initial recognition and carried these investments at fair value. Changes in the fair value are reflected in the accompanying consolidated statements of operations and comprehensive loss as other income (expense). To estimate fair value, the Company refers to the quoted rate of return provided by banks at the end of each period using the discounted cash flow method. The Company classifies the valuation techniques that use these inputs as Level 2 of fair value measurements.

As of September 30, 2025 and December 31, 2024, the Company had no investments in financial instruments.

Leases

In February 2016, the FASB issued ASU 2016-12, Leases (ASC Topic 842), which amends the leases requirements in ASC Topic 840, Leases. Under the new lease accounting standard, a lessee will be required to recognize a right-of-use asset and lease liability for most leases on the balance sheet. The new standard also modifies the classification criteria and accounting for sales-type and direct financing leases, and enhances the disclosure requirements. Leases will continue to be classified as either finance or operating leases.

The Company adopted ASC Topic 842 using the modified retrospective transition method effective January 1, 2019. There was no cumulative effect of initially applying ASC Topic 842 that required an adjustment to the opening retained earnings on the adoption date nor revision of the balances in comparative periods. As a result of the adoption, the Company recognized a lease liability and right-of-use asset for each of the existing lease arrangement. The adoption of the new lease standard does not have a material impact on the consolidated income statements or the consolidated statements of cash flows.

F-10

The Company determines if an arrangement is a lease at inception. The lease payments under the lease arrangements are fixed. Non-lease components include payments for building management, utilities and property tax. It separates the non-lease components from the lease components to which they relate.

Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the interest rate implicit in the leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company generally uses the base, non-cancelable, lease term when determining the lease assets and liabilities.

Recently adopted accounting pronouncements

In November 2023, the FASB issued ASU 2023-07. The amendments improve reportable segment disclosure requirements. Main provisions include: (1) significant segment expenses—public entities are required to disclose significant segment expenses by reportable segment if they are regularly provided to the CODM and included in each reported measure of segment profit or loss; (2) other segment items—public entities are required to disclose other segment items by reportable segment. Such a disclosure would constitute the difference between reported segment revenues less the significant segment expenses (disclosed) less reported segment profit or loss; (3) multiple measures of a segment’s profit or loss—public entities may disclose more than one measure of segment profit or loss used by the CODM, provided that at least one of the reported measures includes the segment profit or loss measure that is most consistent with GAAP measurement principles; (4) CODM-related disclosures—disclosure of the CODM’s title and position is required on an annual basis, as well as an explanation of how the CODM uses the reported measure(s) and other disclosures; (5) entities with a single reportable segment—public entities must apply all of the ASU’s disclosure requirements, as well as all existing segment disclosure and reconciliation requirements in ASC Topic 280, Segment Reporting; (6) recasting of prior-period segment information to conform to current-period segment information—recasting is required if segment information regularly provided to the CODM is changed in a manner that causes the identification of significant segment expenses to change. The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023. Early adoption is permitted. A public entity should apply the amendments in this update retrospectively to all prior periods presented in the financial statements. The Company adopted this update beginning January 1, 2024.

In December 2023, the FASB issued ASU 2023-09, which establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. The ASU amends ASC 740-10-50-12 to require public business entities (“PBEs”) to disclose a reconciliation between the amount of reported income tax expense (or benefit) from continuing operations and the amount computed by multiplying the income (or loss) from continuing operations before income taxes by the applicable statutory federal (national) income tax rate of the jurisdiction (country) of domicile. If PBE is not domiciled in the United States, the federal (national) income tax rate in such entity’s jurisdiction (country) of domicile shall normally be used in the rate reconciliation. The amendments prohibit the use of different income tax rates for subsidiaries or segments. Further, PBEs that use an income tax rate in the rate reconciliation that is other than the U.S. income tax rate must disclose the rate used and the basis for using it. The ASU also adds ASC 740-10-50-12A, which requires entities to annually disaggregate the income tax rate reconciliation between the following eight categories by both percentages and reporting currency amounts: (1) State and local income tax, net of federal (national) income tax effect; (2) Foreign tax effects; (3) Effect of changes in tax laws or rates enacted in the current period; (4) Effect of cross-border tax laws; (5) Tax credits; (6) Changes in valuation allowances; (7) Nontaxable or nondeductible items; (8) Changes in unrecognized tax benefits. PBEs must apply the ASU’s guidance to annual periods beginning after December 15, 2024 (2025 for calendar-year-end PBEs). Early adoption is permitted. Entities may apply the amendments prospectively or may elect retrospective application. The Company adopted this update beginning January 1, 2025.

F-11

Recently issued accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03 “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)”. The amendments in this update intend to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, selling, general and administrative expenses, and research and development). ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The Company is currently evaluating the impact from the adoption of this ASU on its consolidated financial statements.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	September 30, 2025	December 31, 2024
Gross accounts receivable	$2,456,698	$3,106,561

Total	$2,456,698	$3,106,561

There was no allowance for doubtful accounts recorded as of September 30, 2025 and December 31, 2024.

4.	OTHER RECEIVABLES

Other receivables consist of the following:

	September 30, 2025	December 31, 2024

Deposit and other assets	$49,925	$74,984
Total	$49,925	$74,984

5.	INVENTORY, NET

Inventories, net, consist of the following:

	September 30, 2025	December 31, 2024
Raw materials and components	$1,685,455	$1,517,698
Finished goods	1,792,935	477,913
Total	3,478,390	1,995,611
less: Impairment	-	-
Inventories, net	$3,478,390	$1,995,611

6.	EQUIPMENT, NET

Equipment, net consist of the following:

	September 30, 2025	December 31, 2024

Manufacturing equipment	$8,537,482	$8,315,845
Office equipment	399,370	314,748
less: Accumulated depreciation	5,340,638	4,736,159
Total	$3,596,214	$3,894,434

F-12

Depreciation expenses charged to the consolidated statements of operations for the periods ended September 30, 2025 and 2024 were $474,709 and $499,107, respectively.

7.	INTANGIBLE ASSETS, NET

	September 30, 2025	December 31, 2024

Land use right	$1,113,983	$1,087,291
Software	23,740	23,154
less: Accumulated amortization	153,803	132,459
	$983,920	$977,986

The Company has pledged its land use rights at No. 199, Newtag, Wujin District, Changzhou, Jiangsu Province, China, 213000 to Industrial and Commercial Bank of China Limited as a collateral for securing its loans.

8.	LOAN PAYABLE

Short-term and long-term loans as of September 30, 2025 and December 31, 2024 represents mainly bank borrowings obtained from financial institutions in the PRC.

The short-term and long-term bank borrowings were secured by land use right. The weighted average interest rate for the bank borrowings for the nine months ended September 30, 2025 and 2024 was approximately 3.48% and 6.22%, respectively.

Current

Bank	Loan period	Interest rate	Balance at September 30, 2025	Balance at December 31, 2024

Industrial and Commercial Bank of China	June 4, 2024-June 12, 2025	4.35%	$-	$1,369,994
Industrial and Commercial Bank of China	June 4, 2024-June 10, 2025	4.35%	-	1,369,994
Jiangnan Rural Commercial Bank	July 28, 2025-March 28, 2026	4.55%	1,264,223	1,232,994
Agricultural Bank of China, Changzhou Zhonglou Sub-branch	July 26, 2024-August 23, 2025	3.25%	-	726,097
Auto Loan, current	From June 16, 2025 to June 30, 2030	1.99%	15,634	-
Total			$1,279,857	$4,699,080

Non-current

Bank	Loan period	Interest rate	Balance at September 30, 2024	Balance at December 31, 2024
Industrial and Commercial Bank of China	June 13, 2025-June 13, 2028	3.45%	$1,334,457	$-
Industrial and Commercial Bank of China	June 13, 2025-June 13, 2028	3.45%	1,404,692	-
EIDL Loan	From June 26, 2020 to June 25, 2050	3.75%	134,672	136,947
Auto Loan, non-current	From June 16, 2025 to June 30, 2030	1.99%	49,460	-
Total			$2,923,281	$136,947

F-13

9.	BALANCES WITH RELATED PARTY

1)	Related party transactions

For the nine months ended September 30, 2025 and 2024, the Company’s related party provided working capital to support the Company’s operations when needed. The borrowings were unsecured, due on demand, and interest free. The following table summarizes the balances with the Company’s related party.

2)	Related party balances

Accounts	Name of Related Party	Note	September 30, 2025	December 31, 2024

Amount due to related party	Lin Li, Chief Executive Officer and Chairman of the Board		$689,172	$1,416,432

All the above balances are due on demand, interest-free and unsecured. The Company used the funds for its operations.

10.	EQUITY

Preferred Stock

The Company is authorized to issue 500,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value US$0.001 per share, and 100,000,000 shares of preferred stock, par value US$0.001 per share. 20,000,000 shares were designated to be series A preferred stock (the “Series A Preferred Stock”) out of the 100,000,000 shares of blank check preferred stock. Each share of common stock is entitled to one vote and each share of Series A Preferred Stock is entitled to ten votes on any matter on which action of the stockholders of the corporation is sought. The Series A Preferred Stock will vote together with the common stock. Common stock and Series A Preferred Stock are not convertible into each other. Holders of Series A Preferred Stock are not entitled to receive dividends. The Series A Preferred Stock does not have liquidation preference over the Company’s Common Stock, and therefore ranks pari passu with the Common Stock in the event of liquidation.

Common Stock

The Company is authorized to issue 400,000,000 shares of common stock with par value of US$0.001 per share.  Each share of common stock entitles the holder to one vote. For the sake of comparability, the share structure as of the date of this report has been carried back in the Company’s statement of stockholders’ equity as if they had been issued and outstanding from the beginning of the first period presented.

11.	INCOME TAXES

United States of America

The Company is subject to taxation in the United States (USA) at the tax rate of 21%.

F-14

Hong Kong

Two-tier Profits Tax Rates

The two-tier profits tax rates system was introduced under the Inland Revenue (Amendment)(No.3) Ordinance 2018 (the “Ordinance”) of Hong Kong became effective for the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD 2 million (approximately $257,868) of assessable profits of a corporation will be subject to the lowered tax rate, 8.25% while the remaining assessable profits will be subject to the legacy tax rate, 16.5%. The Ordinance only allows one entity within a group of “connected entities” is eligible for the two-tier tax rate benefit. An entity is a connected entity of another entity if (1) one of them has control over the other; (2) both of them are under the control (more than 50% of the issued share capital) of the same entity; (3) in the case of the first entity being a natural person carrying on a sole proprietorship business-the other entity is the same person carrying on another sole proprietorship business. Since Benchwick is wholly owned and under the control of Northann, it is a connected entity. Under the Ordinance, it is an entity’s election to nominate the entity that will be subject to the two-tier profits tax rates on its profits tax return. The election is irrevocable. The Company elected Benchwick to be subject to the two-tier profits tax rates.

The provision for current income and deferred taxes of Benchwick has been calculated by applying the new tax rate of 8.25%.

PRC

In accordance with the relevant tax laws and regulations of the PRC, a company registered in the PRC is subject to income taxes within the PRC at the applicable tax rate on taxable income. All the PRC subsidiaries that are not entitled to any tax holiday and were subject to income tax at a rate of 25% for the nine months ended September 30, 2025 and 2024. According to PRC tax regulations, the PRC net operating loss can generally carry forward for no longer than five years starting from the year subsequent to the year in which the loss was incurred. Carry back of losses is not permitted. If not utilized, the PRC net operating loss will expire in 2026.

The income tax expense was $nil and $2,797 for the nine months ended September 30, 2025 and 2024, respectively, related primarily to the Company’s subsidiaries located outside of the U.S.

Uncertain tax positions

The Company did not have any uncertain tax positions during the nine months ended September 30, 2025 and 2024.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by the respective jurisdictions, where applicable. The statute of limitations for the tax returns varies by jurisdictions.

Our policy is to include interest and penalty charges related to uncertain tax liabilities as necessary in the provision for income taxes. The Company has a liability for accrued interest of $nil and $nil as of September 30, 2025 and 2024, respectively.

The statute of limitations for the Internal Revenue Services to assess the income tax returns on a taxpayer expires three years from the due date of the profits tax return or the date on which it was filed, whichever is later.

In accordance with the Hong Kong profits tax regulations, a tax assessment by the IRD may be initiated within six years after the relevant year of assessment, but extendable to 10 years in the case of potential wilful underpayment or evasion.

In accordance with PRC Tax Administration Law on the Levying and Collection of Taxes, the PRC tax authorities generally have up to five years to assess underpaid tax plus penalties and interest for PRC entities’ tax filings. In the case of tax evasion, which is not clearly defined in the law, there is no limitation on the tax years open for investigation. Accordingly, the PRC entities remain subject to examination by the tax authorities based on the above.

F-15

12.	CHINA CONTRIBUTION PLAN

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. Chinese labor regulations require the Company to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond their monthly contributions. For the nine months ended September 30, 2025 and 2024, the Company contributed a total of $49,607 and $48,120, respectively, to these funds.

13.	OPERATING LEASE

The Company has operating leases for its office facilities. The lease is located at 9820 Dino Drive, Suite 110, Elk Grove, California, 95624, which consist of approximately 3,653 square meters. The Company’s leases have remaining terms of approximately 37 months for a lease term commencing on August 1, 2020 and ended on August 31, 2023. The lease was renewed for additional 36 months. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company does not separate non-lease components from the lease components to which they relate, and instead accounts for each separate lease and non-lease component associated with that lease component as a single lease component for all underlying asset classes.

The following table provides a summary of leases by balance sheet location as of September 30, 2025 and December 31, 2024:

Assets/liabilities	September 30, 2025	December 31, 2024
Assets
Operating lease right-of-use assets	$1,559,121	$1,822,266

Liabilities
Operating lease liability - current	$375,573	$355,754
Operating lease liability - non-current	1,183,547	1,466,512
Total lease liabilities	$1,559,120	$1,822,266

Cash flow information related to operating leases consists of the following:

	For the nine months ended September 30, 2025	For the nine months Ended September 30, 2024
Cash paid for amounts included in the measurement of operating lease liabilities	$327,142	$59,617
Right-of-use assets obtained in exchange for new lease obligations:	-	1,876,838

The operating lease expenses for the nine months ended September 30, 2025 and 2024 were as follows:

Lease Cost	Classification	For the nine months ended September 30, 2025	For the nine months ended September 30, 2024
Operating lease expense	General and administrative expenses	$327,142	$59,617

F-16

Maturities of operating lease liabilities as of September 30, 2025 were as follows:

Maturity of Lease Liabilities	Operating Leases
Within one year	$111,713
Within a period of more than one year but not more than two years	439,278
Within a period of more than two year but not more than three years	428,376
Within a period of more than three year but not more than four years	441,227
Within a period of more than four years but not more than five years	299,976
More than five years	-
Total lease commitment	$1,720,570
Less: interest	(161,449)
Present value of lease payments	$1,559,121

Lease liabilities include lease and non-lease component such as management fee.

Lease Term and Discount Rate	September 30, 2025	December 31, 2024
Weighted-average remaining lease term (years)
Operating leases	3.86	4.57

Weighted-average discount rate (%)
Operating leases	5%	5%

14.	CONCENTRATIONS AND CREDIT RISK

(a)	Concentrations

During the nine months ended September 30, 2025, one customers accounted for nearly 82% of the Company’s revenues. During the nine months ended September 30, 2024, two customers accounted for nearly 66% of the Company’s revenues.  No other customer accounts for more than 10% of the Company’s revenue in the nine months ended September 30, 2025 and 2024.

As of September 30, 2025, three customers accounted for 87% of the Company’s accounts receivable. As of December 31, 2024, five customers accounted for 84% of the Company’s accounts receivable. No other customer accounts for more than 10% of the Company’s accounts receivable as of September 30, 2025 and December 31, 2024.

During the nine months ended September 30, 2025, two suppliers accounted for a total of 33% of the Company’s cost of revenues. No other supplier accounts for over 10% of the Company’s cost of revenues. During the nine months ended September 30, 2024, no supplier accounts for over 10% of the Company’s cost of revenues.

As of September 30, 2025, three suppliers accounted for a total of 45% of the Company’s accounts payable. As of December 31, 2024, no supplier accounted for over 10% of the Company’s accounts payable.

(b)	Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. As of September 30, 2025 and December 31, 2024, substantially all of the Company’s cash were held by major financial institutions located in the PRC, Hong Kong, and the United States, which management believes are of high credit quality. Deposits in the United States up to $250,000 are insured by the Federal Depository Insurance Corporation.

 For the credit risk related to trade accounts receivable, the Company performs ongoing credit evaluations of its customers and, if necessary, maintains reserves for potential credit losses. Historically, such losses have been within management’s expectations.

F-17

15.	CAPITAL COMMITMENTS

On July 26, 2021, the Company has contracted Changzhou Wanyuan Construction Engineering Co. to build a second phase of its factory. The amount required in the contract is $10 million. Construction is expected to take approximately one and half year, and the second phase of the factory will be approximately 250,000 square feet.

16.	STOCK SPLIT

Effective on July 6, 2023, the Company implemented a 1-for-2 reverse stock split of the issued and outstanding shares. Under the reverse split, every two shares of outstanding shares issued and outstanding were automatically converted into one share of ordinary share, with a par value of US$ 0.001 each. Except as otherwise indicated, all information in the consolidated financial statements concerning share and per share data gives retroactive effect to the 1-for-2 reverse stock split. The total number of outstanding common shares immediately before the reverse split was 40,000,000 and immediately after the reverse split was 20,000,000. The total number of outstanding preferred shares immediately before the reverse split was 10,000,000 and immediately after the reverse split was 5,000,000.

17.	SECURED BORROWING ARRANGEMENT

In July 2023, the Company signed a secured borrowing agreement with a financial institution in the United States, in which the Company borrowed $1,000,000 secured by its accounts receivable amounted $1,491,000.

It is scheduled under the agreement that the Company pays $49,700 per week for thirty weeks to the financial institution to repay the loan.

On January 21, 2025, 3D PRINTING entered into an EB-5 loan agreement with 3DFLOR Chairman and controlling shareholder, Lin Li (“3DFLOR”), pursuant to which 3DFLOR agreed to provide 3D PRINTING a loan, with an initial maximum principal amount of $24,000,000 at an interest rate of 1.00% per year.

18.	SUBSEQUENT EVENT

On October 7, 2025, the Company effected a 1-for-8 reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share (the “Common Stock”) and series A preferred stock, par value $0.001 per share (the “Preferred Stock”). As a result of the Reverse Stock Split, every eight (8) shares of the Company’s issued and outstanding Common Stock have been converted into one (1) share of issued and outstanding Common Stock and every eight (8) shares of the Company’s issued and outstanding Preferred Stock have been converted into one (1) share of Preferred Stock.

F-18

19.	UNRESTRICTED NET ASSETS

The following presents condensed financial information of Northann Corp:

Condensed Financial Information on Financial Position

	As of September 30,	As of December 31,
	2025	2024
	(Unaudited)
Cash	$500	$-
Amounts due from subsidiaries	7,350,026	4,422,688
Total current assets	7,350,526	4,422,688
All other non-current assets	1,527,764	-
Interests in a subsidiary	6,075,928	9,452,997
Total Assets	14,953,718	13,875,685

Liabilities and Stockholders’ Deficit
All other current liabilities	$344,216	$358,626
Amounts due to subsidiaries	12,764,879	10,881,994
Total current liabilities	13,109,095	11,240,620
Non-current liabilities	-	35,892
Total Liabilities	13,109,095	11,276,512

Stockholders’ Equity (Deficit)
Preferred stock – Series A, $0.001 par value, 100,000,000 shares authorized, 10,000,000 shares issued and outstanding as of September 30, 2025 and December 31, 2024	5,000	5,000
Common stock, $0.001 par value, 400,000,000 shares authorized, 179,797,995 shares issued and outstanding as of September 30, 2025 and 55,464,000 shares issued and outstanding as of December 31, 2024	179,798	55,464
Subscription receivable	(16,395,050)	(1,375,000)
Additional Paid-in Capital	41,267,415	15,487,165
Accrued compensation expense	(2,110,500)	(2,927,250)
Retained earnings (accumulated deficit)	(23,385,418)	(9,693,818)
Accumulated other comprehensive income (loss)	2,283,378	1,047,612
Total Stockholders’ Equity (Deficit)	1,844,623	2,599,173
Total Liabilities and Stockholders’ Deficit	$14,953,718	$13,875,685

* Retrospectively restated for the effect of 1-for-2 reverse stock split. (Note 16)

F-19

Condensed Financial Information on Results of Operations

	For the nine months ended September 30,	For the nine months ended September 30,
	2025	2024
	(Unaudited)
Revenue	$-	$-
Cost or revenues	-	-
Operating expenses	7,532,552	1,709,858
Income taxes	-	933
Income (loss) – Parent only	(7,532,552)	(1,710,791)
Income (loss) – Subsidiaries with unrestricted net assets	(5,984,117)	1,470,873
(Loss) – Subsidiaries with restricted net assets	(174,930)	(200,978)
Net (loss) income – Consolidated	$(13,691,600)	$(440,897)

Condensed Financial Information on Cash Flows

	For the nine months ended September 30,	For the nine months ended September 30,
	2025	2024
	(Unaudited)
Cash (used in) provided by operating activities	$(7,532,552)	$217
Cash (used in) provided by investing activities	-	-
Cash (used in) provided by financing activities	7,533,052	-
Effect of exchange rates on cash	-	-
Net cash flows	500	217
Beginning cash balance	-	370
Ending cash balance	$500	$587

(i)	Basis of presentation

The condensed financial information reflects the accounts of the Company. The condensed financial information should be read in connection with the consolidated financial statements and notes thereto. The condensed financial information is presented as if the incorporation of the Company were in effect since January 1, 2020.

(ii)	Restricted Net Assets

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.). The Company’s only assets are its equity interests in its subsidiaries. Unrestricted net assets are held in the Company’s subsidiaries located in the US and Hong Kong. The Company does maintain substantial assets and operating subsidiaries in China; therefore, the ability for operating subsidiaries to pay dividends or transfer assets to the Company may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries.

As of September 30, 2025, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company, except for those which have been separately disclosed in the Consolidated Financial Statements, if any.

F-20

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

Comparison for the Three Months Ended September 30, 2025 and 2024

The following table sets forth key components of our results of operations for the three months ended September 30, 2025 and 2024, both in dollars and as a percentage of our revenues.

	Three Months Ended September 30,
	2025		2024
	Amount	of Revenue	Amount	of Revenue
Revenues	$3,545,412	100.0%	$2,557,585	100.0%
Cost of revenues	4,986,401	140.6%	929,002	36.3%
Gross profit	(1,440,989)	(40.6)%	1,628,583	63.7%
Operating expenses
Selling expenses	6,362,313	179.5%	159,368	6.2%
General and administrative expenses	662,331	18.7%	575,678	22.5%
Research and development expenses	289,545	8.2%	340,072	13.3%
(Loss) Income from operations	(8,755,178)	(246.9)%	553,465	21.6%
Other Income (expenses)
Interest income	4	-%	-	-
Interest expense	(45,988)	(1.3)%	(53,476)	(2.1)%
Other income	1,849	0.1%	-	-
Other expenses	-	-	(3,426)	(0.1)%
Net (loss) income before taxes	(8,799,313)	(248.2)%	496,563	19.4%
Income tax benefit (expenses)	-	-%	2	-%
Net (loss) income	(8,799,313)	(248.2)%	496,565	19.4%
Other comprehensive loss
Foreign currency translation adjustment	(80,186)	(2.3)%	(97,305)	(3.8)%
Total comprehensive income	$(8,879,499)	(250.5)%	$399,260	15.6%

Revenues. Our revenues were $3,545,412 for the three months ended September 30, 2025, representing an increase of 987,827 or 38.6% from $2,557,585 for the three months ended September 30, 2024. The increase was mainly due to increase in customer demand and our sales volume in the three months ended September 30, 2025 as compared to the same period in 2024.

Cost of revenues. Our cost of revenues was $4,986,401 for the three months ended September 30, 2025, compared to $929,002 for the same period in 2024. Cost of revenues refers to the cost of material and labor cost; the percentage of direct material was over 90% of the total cost of revenues. We paid tariffs of $251,728 during the three months ended September 30, 2025, and $57,613 during the three months ended September 30, 2024. The increase in tariff was mainly due to the new higher US tariff against goods imported from China.

Gross profit and gross margin. Our gross profit was -$1,440,989 for the three months ended September 30, 2025, compared with a gross profit of $1,628,583 for the same period in 2024. Gross margin decreased from 63.7% for the three months ended September 30, 2024 to -40.6% for the three months ended September 30, 2025 due to the higher purchase price of our raw material and the higher US tariff included in the purchase price.

Selling expenses. As shown below, our selling expenses consist primarily of compensation and benefits to our selling department and other expenses incurred in connection with general sales operations. Our selling expenses increased by $6,202,945 to $ 6,362,313 for the three months ended September 30, 2025, from $159,368 for the same period in 2024, which was mainly caused by an increase of $5,929,200 in share-based compensation, an increase in rent of $137,195 resulting from the new US warehouse, an increase in salaries and social insurance of $89,858, an increase in advertising of $27,316, and an increase in freight of $17,349.

2

	Three Months Ended September 30,
	2025		2024		Fluctuation
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Salaries and social insurance	$170,148	2.7%	$80,290	50.4%	$89,858	111.9%
Share-based compensation	5,929,200	93.2%	-	-	5,929,200	-
Freight	33,024	0.5%	15,675	9.8%	17,349	110.7%
Rent	149,611	2.4%	12,416	7.8%	137,195	1105.0%
Advertising fee	58,495	0.9%	31,179	19.6%	27,316	87.6%
Travel fee	21,835	0.3%	19,245	12.1%	2,590	13.5%
Others	-	-%	563	0.3%	(563)	-100.0%
Total selling expenses	$6,362,313	100.0%	$159,368	100.0%	$6,202,945	3892.2%

General and administrative expenses. As shown below, our general and administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional fees and other expenses incurred in connection with general operations. Our general and administrative expenses increased by $86,649 to $662,331 for the three months ended September 30, 2025, from $575,678 for the same period in 2024. The increase was mainly caused by an increase in share-based compensation to directors of $415,183, and other items with minor changes, partly offset by a decrease in service fees of $320,496.

	Three Months Ended September 30,
	2025		2024		Fluctuation
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Salary and Social Insurance	$38,074	5.7%	$8,202	1.4%	$29,872	364.2%
Share-Based Compensation-D&O	415,183	62.7%	-	-	415,183	-
Service fees	51,450	7.8%	371,946	64.6%	(320,496)	-86.2%
Royalty fee	8,109	1.2%	6,284	1.1%	1,825	29.0%
Entertainment expenses	12,565	1.9%	10,534	1.8%	2,031	19.3%
Taxation	22,603	3.4%	21,712	3.8%	891	4.1%
Depreciation and amortization	22,779	3.4%	23,597	4.1%	(818)	-3.5%
Bad debt	-	-	-	-	-	-
Rent	11,490	1.7%	9,420	1.6%	2,070	22.0%
Travel fee	12,138	1.8%	4,482	0.8%	7,656	170.8%
Office expenses	55,637	8.4%	62,672	10.9%	(7,035)	-11.2%
Other	12,303	2.0%	56,829	9.9%	(44,526)	-78.4%
Total general and administrative expenses	$662,331	100.0%	$575,678	100.0%	$86,653	15.1%

Research and development expenses. Our research and development expenses decreased to $289,545 for the three months ended September 30, 2025 from $340,072 for the same period in 2024.

Net (loss) income. As a result of the cumulative effect of the factors described above, our net loss was $8,799,313 for the three months ended September 30, 2025, compared to the net income of $496,565 for the three months ended September 30, 2024. The decrease in net income was primarily due to the decrease in gross profit and increase in operating expenses.

3

Comparison for the Nine Months Ended September 30, 2025 and 2024

The following table sets forth key components of our results of operations for the nine months ended September 30, 2025 and 2024, both in dollars and as a percentage of our revenues.

	Nine Months Ended September 30,
	2025		2024
	Amount	of Revenue	Amount	of Revenue
Revenues	$8,689,360	100.0%	$11,042,009	100.0%
Cost of revenues	10,653,499	122.6%	6,968,809	63.1%
Gross profit	(1,964,139)	(22.6)%	4,073,200	36.9%
Operating expenses
Selling expenses	7,901,900	90.9%	564,805	5.1%
General and administrative expenses	2,649,905	30.5%	2,521,940	22.8%
Research and development expenses	1,007,783	11.6%	1,272,257	11.5%
(Loss) from operations	(13,523,727)	(155.6)%	(285,802)	(2.6)%
Other Income (expenses)
Interest income	15	-%	-	-
Interest expense	(169,722)	(2.0)%	(399,120)	(3.6)%
Other income	1,834	-%	250,248	2.3%
Net (loss) before taxes	(13,691,600)	(157.6)%	(438,100)	(4.0)%
Income tax benefit (expenses)	-	-%	(2,797)	-%
Net (loss)	(13,691,600)	(157.6)%	(440,897)	(4.0)%
Other comprehensive loss
Foreign currency translation adjustment	1,235,766	14.2%	64,946	0.6%
Total comprehensive income	$(12,455,834)	(143.3)%	$(375,951)	(3.4)%

Revenues. Our revenues were $8,689,360 for the nine months ended September 30, 2025, representing a decrease of $2,352,649 or 21.3% from $11,042,009 for the nine months ended September 30, 2024. The decrease was mainly due to decrease in customer demand and our sales volume in the nine months ended September 30, 2025 as compared to the same period in 2024 as a result of the new US tariff.

Cost of revenues. Our cost of revenues was $10,653,499 for the nine months ended September 30, 2025, compared to $6,968,809 for the same period in 2024. Cost of revenues refers to the cost of material and labor cost; the percentage of direct material was over 90% of the total cost of revenues. We paid tariffs of $572,649 during the nine months ended September 30, 2025, and $197,060 during the nine months ended September 30, 2024. The increase in tariff was mainly due to the new higher US tariff against goods imported from China..

Gross profit and gross margin. Our gross profit was -$1,964,139 for the nine months ended September 30, 2025, compared with a gross profit of $4,073,200 for the same period in 2024. Gross margin decreased from 36.9% for the nine months ended September 30, 2024 to -22.6% for the nine months ended September 30, 2025 due to higher purchase price of our raw material and the higher US tariff included in the purchase price.

 Selling expenses. As shown below, our selling expenses consist primarily of compensation and benefits to our selling department and other expenses incurred in connection with sales operations. Our selling expenses increased by $7,337,095 to $ 7,901,900 for the nine months ended September 30, 2025, from $564,805 for the same period in 2024, which was mainly caused by an increase of $6,745,950 in share-based compensation, an increase in rent of $369,591 resulting from the new US warehouse, an increase in salaries and social insurance of $90,672, an increase in advertising of $79,033, and an increase in freight of $53,202, partly offset by minor decrease in travel.

	Nine Months Ended September 30,
	2025		2024		Fluctuation
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Salaries and social insurance	$331,075	4.2%	$240,403	42.6%	$90,672	37.7%
Share-based compensation	6,745,950	85.4%	-	-	6,745,950	-
Freight	110,067	1.4%	56,865	10.1%	53,202	93.6%
Rent	409,701	5.2%	40,110	7.1%	369,591	921.4%
Advertising fee	232,717	2.9%	153,684	27.2%	79,033	51.4%
Travel fee	72,390	0.9%	73,180	13.0%	(790)	-1.1%
Others	-	-%	563	-%	(563)	-100.0%
Total selling expenses	$7,901,900	100.0%	$564,805	100.0%	$7,337,095	1299.0%

4

General and administrative expenses. As shown below, our general and administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional fees and other expenses incurred in connection with general operations. Our general and administrative expenses increased by $127,965 to $2,649,905 for the nine months ended September 30, 2025, from $2,521,940 for the same period in 2024. The increase was mainly caused by an increase in service fees of $573,715, an increase in share-based compensation to directors of $415,183, an increase in office expenses of $147,664, and other items with minor changes, partly offset by a decrease in salary and social insurance of $1,091,680.

	Nine Months Ended September 30,
	2025		2024		Fluctuation
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Salary and social insurance	$157,529	5.9%	$1,249,209	49.5%	$(1,091,680)	-87.4%
Share-Based Compensation-D&O	415,183	15.7%	-	-	415,183	-
Service fees	1,355,168	51.1%	781,453	31.0%	573,715	73.4%
Royalty fee	19,748	0.8%	18,138	0.7%	1,610	8.9%
Entertainment expenses	39,733	1.5%	44,231	1.8%	(4,498)	-10.2%
Taxation	42,916	1.6%	41,387	1.6%	1,529	3.7%
Depreciation and amortization	65,063	2.5%	72,189	2.9%	(7,126)	-9.9%
Rent	30,375	1.1%	27,033	1.1%	3,342	12.4%
Travel fee	30,997	1.2%	35,900	1.4%	(4,903)	-13.7%
Office expenses	280,948	10.6%	133,284	5.3%	147,664	110.8%
Other	212,245	8.0%	119,116	4.7%	93,129	78.2%
Total general and administrative expenses	$2,649,905	100.00%	$2,521,940	100.00%	$127,965	5.1%

Research and development expenses. Our research and development expenses decreased to $1,007,783 for the nine months ended September 30, 2025 from $1,272,257 for the same period in 2024.

Net (loss) income. As a result of the cumulative effect of the factors described above, our net loss was $13,691,600 for the nine months ended September 30, 2025 and $440,897 for the nine months ended September 30, 2024. The increase in net loss was primarily due to the decrease in gross profit and increase in operating expenses.

Liquidity and Capital Resources

As of September 30, 2025 and December 31, 2024, we had cash of $40,883, and $245,164, respectively. To date, we have financed our operations primarily through our business operations, borrowings from our stockholders, related and unrelated parties, and proceeds from IPO.

The Company believes that its current levels of cash and cash flows from operations will be sufficient to meet its anticipated cash needs for at least the next twelve months. However, it may need additional cash resources in the future if it finds and wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it determines that its cash requirements exceed its amounts of cash on hand or if it decides to further optimize its capital structure, it may seek to issue additional debt or equity securities or obtain credit facilities or other sources of funding.

5

The following table set forth a summary of its cash flows for the periods indicated:

	For the Nine Months Ended
	September 30,
	2025		2024
Net cash (used in) provided by operating activities	$(3,845,524,	)	$345,402
Net cash (used in) investing activities	$(1,018,571)		$(348,795)
Net cash provided by (used in ) financing activities	$3,777,759		$(1,076,360)

Operating Activities

Net cash used in operating activities was $3,845,524 for the nine months ended September 30, 2025. The net cash used in operating activities for the nine months ended September 30, 2025 was mainly due to our net loss of $13,691,600 adjusted for (i) a net increase of non-cash items of $7,446,535 which consisted primarily of share-based compensation, depreciation and amortization, and a tax payable write-off and (ii) a net increase of $2,726,683 in operating assets and liabilities. The net increase in changes in operating assets and liabilities was attributable primarily to an increase of $2,095,805 in accruals and other payables, an increase of $1,716,794 in unearned revenue, a decrease in accounts receivable of $532,635, and a decrease in prepayments of $309,187, partially offset by an increase in inventory of $1,442,530, and a decrease in due to related party of $444,008.

The net cash provided by operating activities for the nine months ended September 30, 2024 mainly included net loss of $440,897, adjusted by share-based compensation of $1,182,496, other income of $250,000 resulting from the final settlement of the convertible notes, and a net decrease of $710,757 in operating assets and liabilities. The net decrease in changes in operating assets and liabilities was attributable primarily to an increased in inventory of $1,162,252, a decrease in accounts payable of $209,448, and a decrease in unearned revenue of $186,225, partially offset by a decrease in accounts receivable of $674,820, a decrease in prepayments of $185,792, and minor change of other accounts.

Investing Activities

Net cash used in investing activities was $1,018,571 for the nine months ended September 30, 2025. The net cash used in investing activities for the nine months ended September 30, 2025 mainly included the payments for construction in progress and purchasing equipment.

Net cash used in investing activities was $348,795 for the nine months ended September 30, 2024. The net cash used in investing activities for the nine months ended September 30, 2024 mainly included the payments for construction in progress.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2025 was $3,777,759. The net cash provided by financing activities mainly came from the partial proceeds from the issuance of 120,000,000 common stock in the nine months ending September 30, 2025.

Net cash used in financing activities for the nine months ended September 30, 2024 was $1,076,360. The change was mainly due to the repayment of borrowings totaling $1,763,432 and the payment of $500,000 to settle the convertible notes, partially offset by proceeds from borrowings of $430,729 from a related party and $756,343 from banks.

Contractual Obligations

The Company’s subsidiary NDC has two operating leases for its corporate office and warehouse. The lease contracts were within three years and the renewal was at landlord’s discretion.

Operating lease expenses were $327,142 and $59,617 for the nine months ended September 30, 2025 and 2024, respectively.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Not applicable as we are a “smaller reporting company” as defined by Item 229.10(f)(1) of Regulation S-K.

Item 4. Controls and Procedures

The Company carried out an evaluation under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer (principal executive officer) and Interim Chief Financial Officer (principal financial officer and principal accounting officer), of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Exchange Act Rules 13a-15 and 15d-15. Based upon that evaluation, the Chief Executive Officer and Interim Chief Financial Officer concluded that as of the end of the period covered by this report, the Company’s disclosure controls and procedures (as defined in § 240.13a-15(e) or 240.15d-15(e) of Regulation S-K) were effective at ensuring that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is (1) accumulated and communicated to management, including the Company’s Chief Executive Officer and Interim Chief Financial Officer, to allow timely decisions regarding required disclosures and (2) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

There have been no changes in the Company’s internal control over financial reporting during the fiscal quarter covered by this report that have materially affected, or are reasonably likely to materially affect, such internal control over financial reporting.

6

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

None.

Item 1A. Risk Factors

As a smaller reporting company, we are not required to make disclosures under this item.

Item 2. Unregistered Sales of Equity Securities, Use of Proceeds, and Issuer Purchases of Equity Securities.

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

7

Item 6. Exhibits

The following exhibits are filed as part of, or incorporated by reference into, this Quarterly Report.

Exhibit No.	Description
31.1*	Certification of Principal Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.

**	Furnished herewith. This certification is being furnished solely to accompany this report pursuant to 18 U.S.C. Section 1350, and is not being filed for purposes of Section 18 of the Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filings of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

^	Certain terms have been omitted pursuant to Item 601(b)(2)(ii) of Regulation S-K. The Registrant hereby undertakes to furnish copies of any of the terms upon request by the SEC.

†	Exhibits and schedules to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

8

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Northann Corp.

Date: November 14, 2025	By:	/s/ Lin Li
	Name:	Lin Li
	Title:	Chief Executive Officer
(Principal Executive Officer)

Date: November 14, 2025	By:	/s/ Sunny S. Prasad
	Name:	Sunny S. Prasad
	Title:	Interim Chief Financial Officer
(Principal Accounting and Financial Officer)

9